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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of September 1, 1998, by and among UNIVERSAL ELECTRONICS INC., a Delaware corporation ("Buyer"), H & S MANAGEMENT CORP., an Colorado corporation ("Seller"), and J. C. SPARKMAN ("Sparkman") and Steven Helbig ("Helbig").


                                   WITNESSETH:

        WHEREAS, Buyer is engaged in the business of developing and manufacturing and/or maintaining (a) certain electronic products that emit, via infra-red and other methods, pulse codes which can be used to operate original equipment manufacturer ("OEM") device(s) (such as televisions, video cassette recorders, cable and satellite set-top boxes, home theater systems, and the like), including, without limitation, a battery-operated, hand-held remote control (the "Remote Control"), (b) software to operate the Remote Control which can be used to operate OEM device(s), electronic device(s) for the "home bus" market (as defined by the Electronics Industry Association) and integrated system digital networks ("ISDN"), electronic device(s) for use in the receipt and/or transmission of data and/or software over multiple media, and other derivations of such device(s) (the "Software"), and (c) a library of the devices' pulse codes and such updates, enhancements and new releases of such library as Buyer may from time to time develop (the "Database"); and

        WHEREAS, Seller is engaged in the business of designing, developing, manufacturing, selling and distributing a battery-operated, hand-held remote control similar to the Remote Control (the "H&S Remote Control") (the business shall hereinafter be referred to as the "H&S Remote Control Business"); and

        WHEREAS, Seller is willing to sell to Buyer and Buyer is willing to acquire from Seller, all of the assets which are used and useful in Seller's H&S Remote Control Business, including without limitation the H&S Remote Control, all upon the terms and conditions as more fully set forth in this Agreement; and

        WHEREAS, Buyer's acquisition of such assets is further conditioned upon Sparkman's and Helbig's agreements to not compete with Buyer, all as more fully set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the undersigned parties agree as follows;

        1. SALE OF ASSETS. Subject to the terms and conditions of this Agreement, Seller shall, on the Closing Date referred to below, sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase from Seller and take possession of the following assets of the H&S Remote




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Control Business, wherever located, each of which are owned by Seller as of the
Closing Date and are used and/or useful in the H&S Remote Control Business (all of the assets referred to below are referred to herein as the "H&S Remote Control Assets"):

                (a) INVENTORY. All inventory, including, without limitation, that inventory listed or referred to on Schedule 1(a) attached hereto and incorporated herein by reference (the "Inventory").

                (b) ORDERS/WORK IN PROCESS. All unfilled or partly filled orders on hand and all work in process, transferable insurance policies, and customer contracts each of which is listed or referred to in Schedule 1(b) attached hereto and incorporated herein by reference, provided that Buyer has prior to Closing Date, approved and accepted each of the foregoing. In the event Buyer, in its discretion, elects not to accept any of the foregoing, Seller shall retain them for disposition outside the terms this Agreement.

                (c) TOOLING. All of the tooling, without limitation, those tooling listed or referred to on Schedule 1(c) attached hereto and incorporated herein by reference (the "Tooling").

                (d) EQUIPMENT. All of the equipment listed or referred to on
        Schedule 1(d) attached hereto and incorporated herein by reference (the "Equipment").

                (e) ARTWORK. All original artwork used or useful in the creation, development, or printing of pamphlets, brochures, catalogues, or similar items, including without limitation, all paste-ups, separations, and similar such items, (the "Artwork").

                (f) SUPPLIES. All supplies including, without limitation, paper, envelopes, boxes, invoices, purchase orders, pamphlets, brochures, catalogues, and other supplies and sales materials (the "Supplies").

                (g) CONTRACT RIGHTS. All the right, title and interest of Seller in and to all contracts of Seller, including, without limitation, the contract rights listed or referred to in Schedule 1(g) attached hereto and incorporated herein by reference (the "Contract Rights").

                (h) LICENSES AND PERMITS. All licenses, franchises, rights and governmental or other permits, authorizations, consents and approvals necessary to own and to operate the H&S Remote Control Assets and the H&S Remote Control Business to the extent that the same are assignable (the "Permits").

                (i) RECORDS. All records and files attributable to the H&S Remote Control Assets and the H&S Remote Control Business, including, without limitation, records relating to customers and suppliers, payment records and correspondence, except, however, records and files attributable to the Excluded Assets (as defined below) and such records and files



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        as are required by applicable laws to be kept by Seller. Copies of all such documents retained by Seller shall be made available to Buyer upon request.

                (j) INTANGIBLE/GOODWILL. All of the intangible assets and intellectual property, including, without limitation, (i) all trade secrets, proprietary or other trade rights of Seller pertaining to ownership of the H&S Remote Control Assets and the operation of the H&S Remote Control Business, (ii) all customer lists, (iii) all telephone numbers to the extent assignment is permissible and yellow page listings, and (iv) all of the goodwill of Seller in the H&S Remote Control Business (the "Intangibles/Goodwill").

        1.1 EXCLUDED ASSETS. Notwithstanding the foregoing, the right, title and interest of Seller in and to the following properties and assets (collectively, the "Excluded Assets") shall not be sold, transferred, conveyed or assigned hereunder and shall not be deemed a part of the H&S Remote Control Assets:

                (a) NON H&S REMOTE CONTROL ASSETS. The assets, including inventory, equipment and supplies, wherever located which are not used or useful in the H&S Remote Control Business and which are listed or referred to in Schedule 1.1(a) attached hereto and incorporated herein by reference; and

                (b) CORPORATE RECORDS. The minute books, corporate seal and stock and organizational records of Seller; and

                (c) PURCHASE PRICE. The Purchase Price (as hereinafter defined) and Seller's other rights under this Agreement.

        1.2 NON-COMPETE AGREEMENT. Subject to the terms and conditions of this Agreement, each of Seller, Sparkman and Helbig agree to deliver to Buyer and Buyer agrees to purchase from each of them the Non-Compete Agreement in the form attached hereto as Exhibit 1.2 and incorporated herein by reference (the "Non-Compete Agreement").

        2. PURCHASE PRICE. Subject to the adjustments described in Section 5 below, as consideration for sale by Seller of the H&S Remote Control Assets, the Consulting/Non-Compete Agreement and the other terms and conditions set forth herein, Buyer agrees to and shall pay to Seller and Sparkman the aggregate amount of Two Million Three Hundred Seventy-Three Thousand Six Hundred Eighty-Nine and 13/100 Dollars ($2,373,689.13), to be paid in accordance with
Section 3 below, (the "Purchase Price"). The Purchase Price shall be allocated as provided in Section 8 below.



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        3. PAYMENT OF PURCHASE PRICE. The Purchase Price shall be payable as follows:

                (a) CASH PORTION AT CLOSING. One Million Five Hundred Thousand Dollars ($1,500,000) cash paid by Seller on the Closing Date; and

                (b) STOCK PORTION POST CLOSING. Eighty Four Thousand Two Hundred and Eleven (84,211) shares of Buyer's common stock, par value $.01 per share which had a value of Eight Hundred Seventy-Three Thousand Six Hundred Eighty-Nine and 13/100 Dollars ($873,689.13) at the close of the markets on August 31, 1998, a certificate of which shall be delivered to Buyer within ten (10) business days of the Closing (the "UEI Common Stock").

        4. LIABILITIES.

        4.1 ASSUMPTION OF CERTAIN LIABILITIES. In further consideration of the sale, transfer and assignment of the H&S Remote Control Assets, and except to the extent excluded under Section 4.2 below or otherwise provided herein, Buyer shall assume on the Closing Date, and agree to pay and discharge when due, and to hold Seller harmless from, the obligations and liabilities of Seller arising from the assignment by Seller and acceptance by Buyer of unfilled or partly filled orders on hand and all work in process in accordance with Section 1(b) and of the Contract Rights.

        4.2 EXCLUDED LIABILITIES. Buyer does not agree to assume or be liable for, and each of Seller, Sparkman, and Helbig agrees to remain liable for and to fully and timely discharge, and to hold Buyer harmless from, the following debts, expenses, liabilities, obligations, contracts, commitments, and claims (collectively, "Liabilities") of or against Seller or the H&S Remote Control Assets, including but not limited to the following:

                (a) Liabilities the existence of which, or the failure to disclose which, constitute a breach of any representation, warranty, covenant or agreement of Seller, Sparkman, or Helbig set forth in this Agreement;

                (b) Legal, accounting, brokerage, finder's fees, taxes or other expenses incurred by Seller, Sparkman, Helbig, or any of Seller's shareholders in connection with this Agreement or the consummation of the transactions contemplated hereby;

                (c) Liabilities of any nature to any past or present shareholder of Seller;

                (d) Federal, state, local and foreign tax Liabilities of any type (including interest and penalties) imposed on Seller, Sparkman, or Helbig;

                (e) Liabilities with which any of the H&S Remote Control Assets may be charged and which are attributable to any act or omission of Seller, Sparkman, or Helbig prior to, on or after the Closing Date, including without limitation any Liabilities arising



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        under the bulk sales provisions of the Uniform Commercial Code or similar law in any other jurisdiction;

                (f) Liabilities relating to claims for injury to or disease, sickness or death of any person or damage to property based upon or arising out of the manufacture, sale or distribution of products or the provision of services by Seller or for any action taken or omitted by Seller, Sparkman, or Helbig prior to, on or after the Closing Date;

                (g) Liabilities of Seller, Sparkman, or Helbig arising by reason of any violation or alleged violation of any federal, state, local or foreign law, including without limitation any Environmental Law (as hereinafter defined), or any requirement of any governmental authority or by reason of any breach or alleged breach of any agreement, contract, lease, commitment, instrument, judgment, order or decree (regardless of when any such violation or breach is asserted); and

                (h) Liabilities under any contract, agreement or commitment which are not specifically assumed by Buyer hereunder.

        4.3 EFFECTUATION. To the extent that any of the contracts, rights, franchises, licenses, instruments or commitments for which assignment to Buyer is provided herein are not assignable or may not be transferred without the consent of the other party, this Agreement shall not constitute an assignment or an attempted assignment if such assignment or attempted assignment would constitute a breach thereof. Each of Seller, Sparkman, and Helbig will, both before and after the Closing Date, upon the request of Buyer, use its and his best efforts to obtain the consent of the other party to the assignment to Buyer of any contract, right, franchise, license, instrument or commitment in cases in which such consent is required. Whether a consent is requested or not, each of Seller, Sparkman, and Helbig will cooperate with Buyer in any reasonable arrangements designed to provide for Buyer the benefits under any such contract, right, instrument or commitment, including enforcement at the cost and for the account of Seller, Sparkman, or Helbig of any and all rights of Seller, Sparkman, or Helbig against the other party thereto arising out of the cancellation by such other party or otherwise. If and to the extent that such consent is required but is not obtained, the parties agree that as between Buyer and each of Seller, Sparkman, and Helbig, Buyer shall nevertheless assume all of Seller's, Sparkman's, and Helbig's responsibilities and be entitled to all of Seller's, Sparkman's, and Helbig's benefits under any such contract, right, instrument or commitment as if such contract, right, instrument or commitment had in fact been assigned to Buyer. The parties hereby agree to cooperate in any reasonable arrangement to effectuate the foregoing provision.

        5. THIS SECTION INTENTIONALLY OMITTED.

        6. CLOSING. Subject to the terms and conditions contained herein, the closing ("Closing") shall take place at the office of the Buyer, 6101 Gateway Drive, Cypress, California on September 1, 1998, or such other date and place as Seller and Buyer shall agree in writing. The date on which closing shall take place is referred to herein as the "Closing Date."



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        7. DELIVERIES

        7.1 DELIVERIES BY SELLER, SPARKMAN, AND HELBIG. Seller, Sparkman, and/or Helbig as the case may be, shall deliver to Buyer at the Closing the following:

                (a) Bills of sale, assignments of copyrights, trade names and trademarks, patents and other instruments of transfer sufficient to convey, sell, assign and transfer to and vest in Buyer good and marketable title to all of the H&S Remote Control Assets and all rights and interest thereto and therein, in each case free and clear of all liens, encumbrances, charges and other exceptions (or claims thereof) to title except the Permitted Exceptions (as hereinafter defined), such instruments to be in form and substance satisfactory to counsel for Buyer.

                (b) A certificate of accuracy of representations and warranties and compliance with covenants, executed by the President of Seller and each of Sparkman and Helbig, in form and substance reasonably satisfactory to Buyer.

                (c) Opinion of counsel of Seller, Sparkman, and Helbig in the form of Exhibit 7.1(c).

                (d) Non-Compete Agreement duly executed by each of Seller, Sparkman, and Helbig.

                (e) All clearance certificates or similar types of documents which may be required by any state taxing authority in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price.

                (f) Completed and signed declarations and other forms required to comply with any applicable stamp, transfer or transaction tax law or ordinance.

                (g) Copy, certified by the Secretary of Seller as of the Closing Date, of the resolutions adopted by the Board of Directors and the shareholders of Seller authorizing the transactions with Buyer set forth herein and approving this Agreement.

                (h) Any required consents to the assignment of any of the H&S Remote Control Assets.

                (i) All contracts, files, purchase orders, sales orders and other data and documents pertaining to the H&S Remote Control Assets and the H&S Remote Control Business.

                (j) Such other documents as Buyer may reasonably request.




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        7.2 DELIVERIES BY BUYER. At the Closing, Buyer will deliver to Seller,
Sparkman, and/or Helbig as the case may be, the following:

                (a) The Purchase Price pursuant to Section 3(a) of this
        Agreement.

                (b) A certificate of accuracy of representations and warranties and compliance with covenants, executed by the President or Chief Financial Officer of Buyer, in form and substance reasonably satisfactory to Seller.

                (c) Copies of resolutions adopted by the Board of Directors of Buyer approving the transactions contemplated hereby, certified by the secretary or assistant secretary of Buyer.

                (d) Such other documents as Seller may reasonably request.

        7.3 BEST EFFORTS. Buyer and each of Seller, Sparkman, and Helbig will use their respective best efforts to cause their respective representations and warranties hereunder to be true and correct on and as of the Closing Date, to obtain promptly all consents, approvals and agreements of other parties or governmental authorities which are required in connection with the consummation of the transactions provided for herein, and to close such transactions no later than October 31, 1998.

        7.4 POSSESSION. At the Closing, Seller shall deliver to Buyer possession all of the H&S Remote Control Assets, which, in the case of all tangible assets, shall be in the same condition in which they were on July 19, 1998, ordinary wear and tear excepted.

        8. ALLOCATIONS. The parties acknowledge and agree that the allocation of Buyer's Purchase Price among the H&S Remote Control Assets, and the Non-Compete Agreements shall be as set forth on Schedule 8 attached hereto, which allocation shall be made in accordance with Section 1060 of Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (collectively, the "Code"). Except as required by law, neither party shall make any claims or treat any items on their respective federal, state, or other tax returns in a manner which is inconsistent with the agreed-upon allocations. The parties further agree to cooperate in connection with any reporting requirements under the Code, including, but not limited to the attachment of an asset allocation statement on IRS Form 8594 to the respective federal income tax returns for the tax year in which the Closing occurs and compliance with any and all other requirements relating to filings or information to be furnished to the Internal Revenue Service under the Code. Each party shall furnish to the other party, on request, a copy of IRS Form 8594 being filed and with copies of any other tax forms necessary to evidence compliance with this Section 8.

        9. COVENANTS OF SELLER, SPARKMAN, AND HELBIG.



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        9.1 INFORMATION AND ACCESS. From and after the date of this Agreement and to the Closing, Seller, Sparkman, and Helbig will, within three (3) days of receiving a request (whether oral or written), furnish to Buyer and its duly authorized representatives and agents any requested information about Seller and will give Buyer and its duly authorized representatives and agents, complete access to Seller's officers, employees, accountants, attorneys, auditors, books, records, tax returns, physical facilities, assets and agreements for purposes of a complete investigation. The exercise of any rights of access or inspection by or on behalf of Buyer under this Section 9.1 shall not affect or mitigate the covenants, representations and warranties of Seller, Sparkman, and Helbig or Buyer's rights to indemnity under this Agreement.

        9.2 CONDUCT OF H&S REMOTE CONTROL BUSINESS. From the date hereof through the Closing, each of Seller, Sparkman, and Helbig will conduct the H&S Remote Control Business diligently and in the usual and ordinary course as heretofore conducted. Each of Seller, Sparkman, and Helbig will use their respective best efforts to preserve the H&S Remote Control Assets and the H&S Remote Control Business intact and to preserve for Buyer the goodwill and relationship of Seller with its suppliers, customers and others having business relations with Seller. From the date hereof through the Closing, Seller, Sparkman, and Helbig will not in connection with the use of the H&S Remote Control Assets and the operation of the H&S Remote Control Business, except with the consent of Buyer incur any obligation or liability, engage in any activity or transaction, or enter into any contract or commitment with respect to the H&S Remote Control Assets or the operation of the H&S Remote Control Business extending beyond the Closing, other than sales or purchases made in the ordinary course of the H&S Remote Control Business as heretofore conducted. Without limiting the generality of the foregoing, neither Seller, Sparkman, nor Helbig will, without obtaining the prior written consent of Buyer:

                (a) make any change in Seller's Articles of Incorporation or By-laws;

                (b) make any changes in Seller's capital stock or grant any option, warrant or call with respect thereto;

                (c) declare or pay any dividend on Seller's capital stock nor make any other distribution to Seller's shareholders;

                (d) incur any indebtedness in excess of $1,000 in the aggregate except for trade payables and other indebtedness in the ordinary course of business as heretofore conducted;

                (e) authorize, or engage in, any merger, consolidation, or sale of assets outside the ordinary course of business as heretofore conducted;

                (f) make any significant organizational or personnel changes;

                (g) pay any bonus, make any loan or grant any salary or wage increase;



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                (h) make any capital expenditures in excess of $1,000 per
        expenditure or $5,000 in the aggregate;

                (i) create any security interest in or any lien or encumbrance on any property or interest of Seller or cancel or compromise any debt or claim; or

                (j) fail to record promptly, accurately and fully on the books and records of Seller all transactions of Seller.

        9.3 RISK OF LOSS/INSURANCE COVERAGE. Seller shall bear the risk of loss on the H&S Remote Control Assets through the Closing Date. Seller, Sparkman, and Helbig each covenant and agree that the H&S Remote Control Business and the H&S Remote Control Assets to be purchased by Buyer hereunder will each be adequately insured by Seller against fire and casualty and any other claims or losses whatsoever, to the Closing Date, and will use their best efforts to maintain in full force and effect until Closing at the same level of coverage the insurance policies which were in effect immediately prior to Closing and that such policies will continue after the Closing to cover and respond to all claims made in respect of insured occurrences prior to the Closing.

        9.4 ACCOUNTS RECEIVABLE. Buyer shall be entitled to all accounts receivable arising out of business transacted in the H&S Remote Control Business subsequent to the Closing Date. Seller shall apply collections it receives from customers to the receivables owed it by such customer unless otherwise directed by the customer. In the event that Seller is instructed by the customer to remit a portion of the collection to Buyer or the amount collected is in excess of the amount owed to Seller, Seller shall immediately comply with the instructions of the customer or ascertain from Buyer that the customer owes amounts to Buyer and remit the amount so instructed by the customer or the excess of the amount so collected to Buyer.

        9.5 LITIGATION, CLAIMS AND CONTINGENT LIABILITIES. Each of Seller, Sparkman, and Helbig agree to indemnify Buyer and hold it harmless from all Damages (as defined in Section 21 below) resulting from, relating to or arising out of, all existing litigation and all claims and contingent, undisclosed or unknown liabilities of Seller, including those required to be listed on Schedule 10(e), which relate to any condition existing, product produced or sold, or action taken or omitted by Seller, Sparkman, or Helbig, whether prior to, on or after the Closing Date, including but not limited to all such litigation, claims and liabilities resulting from, related to or arising out of (a) injury to or sickness, disease or death of any person who was at any time an employee or former employee of Seller which is caused by any condition existing, product produced or sold, or action taken or omitted by Seller, and (b) any injury to or sickness, disease or death of any person or persons or any damage to any property or the environment which arises from the manufacture, handling, sale or use of any product manufactured, sold or shipped by Seller. At Buyer's election, Buyer may choose to compromise or defend by its own counsel, at the expense of Seller, such matters referred to in the preceding sentence or may tender such matters to Seller, in which event Seller shall have the obligation to compromise and defend, at its expense and by its own counsel, any such matters.



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        9.6 EXCLUSIVITY. Each of Seller, Sparkman, and Helbig agree not to conduct negotiations or discussions with anyone other than Buyer with respect to the sale of any of the business, assets or capital stock of Seller.

        10. REPRESENTATIONS AND WARRANTIES OF SELLER, SPARKMAN, AND HELBIG. Each of Seller, Sparkman, and Helbig represents and warrants that as of the date hereof, and as of the Closing Date:

                (a) CORPORATE STATUS AND VALIDITY. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado, and is duly qualified to do business, and is in good standing in those states listed on Schedule 10(a), which comprise all of the states in which Seller is legally required to be so qualified, with full corporate power and authority to own, lease and operate its business and properties as now owned and conducted. Seller has the corporate power and authority to enter into and perform the transactions contemplated by this Agreement, and all other instruments, agreements, and other documents contemplated hereby. All necessary corporate and shareholder action and other proceedings required to be taken by or on behalf of Seller to authorize Seller to execute and deliver this Agreement and to consummate the transactions contemplated herein, have been duly authorized and properly taken. This Agreement constitutes, and all instruments, agreements, and other documents to be delivered in connection herewith, when executed and delivered by Seller, will constitute the legal, valid and binding obligation of Seller, enforceable in accordance with their respective terms.

                (b) NO CONFLICT WITH OTHER INSTRUMENTS OR AGREEMENTS. Neither the execution, delivery or performance of this Agreement and all other instruments, agreements, and other documents in connection herewith, nor the consummation of the transactions contemplated hereby or thereby will violate, conflict with, or result in a breach of or constitute a default under any contract, instrument, article of incorporation, bylaw, agreement, indenture, or license to which either Seller, Sparkman, Helbig, the H&S Remote Control Assets, or the H&S Remote Control Business is or are a party or is bound or affected, or under any law, judgment, order, decree, rule or regulation to which either Seller, Sparkman, Helbig, the H&S Remote Control Assets, or the H&S Remote Control Business is or are subject. No governmental, public authority, or other agency authorization, approval, order, license, permit, or consent, and no registration, declaration or filing with any governmental, public authority or agency is required for the execution, delivery or performance of this Agreement or the other instruments, agreements, or other documents by Seller or the consummation of the transactions hereby or thereby.

                (c) TITLE TO ASSETS, ABSENCE OF LIENS. Seller has and at the Closing will have, and the same pursuant hereto will vest in Buyer, good and marketable title and merchantable ownership, right, title and interest in and to all of the H&S Remote Control Assets, in each case free and clear of all liens, encumbrances, charges, and other exceptions (or claims



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        thereof) except for the Permitted Exceptions. Seller owns, and has the right to sell and convey to Buyer without interference from Seller or others, all rights in and to the H&S Remote Control Assets, and has not previously entered into any agreement concerning the use, sale, or license of, or the granting of any right to or interest in, any of the H&S Remote Control Assets.

                (d) FINANCIAL RECORDS AND STATEMENTS OF SELLER. The books of account and financial records of Seller fairly and consistently reflect the income, expenses, assets and liabilities (i) of Seller taken as a whole and (ii) of the H&S Remote Control Business. Attached hereto as
        Schedule 10(d) is a copy of the balance sheets and related income statements (i) of Seller taken as a whole and (ii) of the H&S Remote Control Business as of and for the year ended , 1997 and for each quarter ended thereafter through the Closing Date (the "Seller Financial Statements"). Except as described in the notes to the Seller Financial Statements, the Seller Financial Statements (a) were prepared in accordance with GAAP applied on a basis consistent with prior periods,
        (b) present fairly the financial condition (i) of Seller taken as a whole and (ii) of the H&S Remote Control Business and the related results of operations as of and for the periods then ended for each of Seller and the H&S Remote Control Business, and (c) reflect all material liabilities and commitments of each of Seller and the H&S Remote Control Business, direct or contingent, as of said dates which under GAAP are required to be reflected in such Financial Statements or any related notes.

                (e) LITIGATION, CLAIMS AND CONTINGENT LIABILITIES. Except as described on Schedule 10(e), (i) there is no action, suit, arbitration or administrative or judicial proceeding, government investigation, judgment, order, writ, injunction or decree outstanding, pending or threatened against Seller, Sparkman, Helbig, any person in his capacity as an employee or agent of Seller or the assets, business or goodwill of Seller, or any such matter to which Seller, Sparkman, Helbig, or any such person is a party, (ii) there is no contingent liability of, and no claim made by any party against, Seller, Sparkman, Helbig, any person in his capacity as an employee or agent of Seller, or the assets, business or goodwill of Seller, (iii) there is no pending or threatened labor dispute or attempt by any union to organize or be certified as the representative of any of Seller's employees, and (iv) to the best knowledge of each of Seller, Sparkman, and Helbig, there is or has been no event or occurrence which is likely to give rise to any of the foregoing.

                (f) EMPLOYEE AND RELATED CONTRACTS AND AGREEMENTS. With regard to the H&S Remote Control Assets and the H&S Remote Control Business sold to Buyer hereunder, Seller is not a party to any written or oral, express or implied, (i) contract or commitment for the employment or continued employment of any employee or agent of Seller; (ii) contract with any labor union or other collective bargaining agreement; (iii) any other material contract or commitment involving employees or independent contractors, where the existence of or the absence of (i), (ii), or
        (iii) above would materially and adversely affect Buyer's purchase of the H&S Remote Control Assets and the operation of the H&S Remote Control Business.

                (g) AUTHORITY FOR AND CONDUCT OF BUSINESS. Seller presently has all licenses, permits, approvals, orders, and other authorizations from governmental and regulatory offices and authorities necessary for the conduct of its H&S Remote Control Business as now being conducted, to own or hold under lease the properties and assets it owns or holds under lease, and to perform the obligations under the agreements to which it is a party, and no proceeding is pending or threatened which seeks to revoke, limit or suspend any such authorization, approval, license, permit or order. Seller is in compliance with all applicable laws, contractual or legal restrictions, regulations and administrative and executive orders of any country, state, or municipality or of any subdivisions thereof to which its business and employment of labor or use or occupancy of properties or any part thereof are subject, and Seller has not received notice of any violation thereof. The laws, regulations and administrative and executive orders referred to above include, but are not limited to, those relating to labor relations, employment practices, worker's compensation, communications, zoning, building codes, copyright and patent protection, protection of the environment, waste disposal, toxic substances, product liability, health, occupational and other safety, transportation, employment benefits, exports, antitrust, consumer protection, the processing, production, advertising, sale or labeling of products, and other similar matters.

                (h) NO MATERIAL ADVERSE CONDITIONS. There are no conditions, matters or events, which materially adversely affect, or might reasonably be expected to materially adversely affect Seller's business taken as a whole, the H&S Remote Control Assets, or the financial condition, business or results of operations from that referenced on the Financial Statements or the H&S Remote Control Business or its prospects which are to be carried on by Buyer.

                (i) TAXES AND TAX RETURNS OF SELLER. All taxes imposed by the United States or by any other country or by any state, province, municipality or subdivision thereof which are due or payable or which become due or payable by Seller with respect to any period or portion thereof up to and including the date of the Closing have been (or will have been) paid in full. Seller has filed or will file in a timely manner all required returns and reports with respect to income taxes and all other taxes of any kind, such returns and reports have been prepared accurately and in accordance with the law, and all taxes, interest and penalties due thereon have been paid. There are no actions, suits, proceedings, claims, or investigations or assessments now pending or threatened against Seller in respect of taxes or governmental charges, or any matters under discussion with any governmental authority relating to taxes or governmental charges and there are no waivers or extensions of any statutes of limitations in effect with respect thereto. The Federal tax returns for Seller have been audited through
        _____________________.

                (k) EMPLOYEE BENEFIT PLANS OF SELLER. Seller does not have any employee benefit plans of any kind, including but not limited to, group life insurance, medical, long-term disability, pension and profit sharing plans.

                (l) REAL ESTATE LEASES. All leases related to the operation of the H&S Remote Control Business are in full force and effect and Seller holds valid leasehold interests under such leases. Each of Seller, Sparkman, Helbig have made available to Buyer complete and accurate copies of said leases and all such leases have not been modified, except to the extent that such modifications are disclosed by the copies delivered to Buyer. Seller is not in default under, nor is there any default by Landlord under, nor does either party have the right to terminate, accelerate performance under or otherwise modify (including upon the giving of notice or the passage of time) any such leases. Seller does not lease any other real estate other than the leased properties to which Seller, Sparkman, and Helbig have delivered or to Buyer. No notice has been received by Seller of any building code, fire code or zoning violation or problem with respect to the leased properties.

                (m) THIS SECTION INTENTIONALLY OMITTED.

                (n) EXTRAORDINARY TRANSACTIONS; CAPITAL EXPENDITURES. Except as stated in this Agreement, since May 1, 1998 (i) Seller has not entered into any transactions or incurred any obligations or liabilities outside of the usual and ordinary course of business, and (ii) there has been no capital expenditure over $1,000.

                (o) OWNERSHIP AND CONDITION OF PROPERTY. Seller has good and marketable title to all of the H&S Remote Control Assets and all of the assets reflected as owned by Seller in the Seller Financial Statements, free and clear of any and all liens, charges and encumbrances, except Permitted Exceptions.

                (p) OTHER CONTRACTS AND COMMITMENTS. Except as described in this Agreement or on Schedule 10(p), Seller is not currently a party to or bound by any:

                        (i) written or oral contracts not made in the ordinary
                course of its business;

                        (ii) contracts with licensors, licensees, distributors,
                dealers, or sales agents or representatives;

                        (iii) contracts with officers, directors, managers,
                legal counsel, accountants, tax advisors, advertising or public relations agencies, or associated or affiliated companies, except such as are terminable at will and without liability, cost or expense;

                        (iv) leases for personal property;

                        (v) commitments for capital expenditures or other
                written or oral contracts wherein the total liability exceeds One Thousand Dollars ($1,000.00);

                        (vi) contracts continuing for a period of three (3)
                months or more from their date, other than ordinary course of business commitments with suppliers or customers;

                        (vii) contracts with any labor union or organization;

                        (viii) contracts of guaranty or indemnity;

                        (ix) contracts for chemical waste disposal;

                        (x) government contracts subject to price renegotiation;

                        (xi) contracts or commitments for employee benefits;

                        (xii) contracts restricting the right to engage in any
                business or to compete with any person;

                        (xiii) loans, mortgages, pledges, financing or similar
                contracts or agreements under which Seller may have any liability (contingent or otherwise); or

                        (xiv) any other material contract, whether or not made
                in the ordinary course of business.

                Copies of all written contracts, leases, commitments and agreements listed on Schedule 10(p) have been made available to Buyer, and such copies are true and correct copies of such documents. All such contracts, leases, commitments and agreements are valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms, are in full force and effect and are assignable except as described on Schedule 10(p). Summaries of oral contracts listed on
        Schedule 10(p) are correct and do not omit to state any fact necessary to make the statements therein not incomplete or misleading. Except as otherwise provided herein, to the knowledge of Seller and Sparkman, no party with whom Seller has a contractual relationship is in default in the payment of any obligation under, or in the performance of any covenant or obligation to be performed by it pursuant to, any such contract.

                (q) INSURANCE. The assets of Seller are adequately insured against loss or damage and Seller is adequately insured against those forms of legal liability and losses described on Schedule 9.3. The insurance of Seller currently in force is listed on Schedule 9.3 and Seller shall use its best efforts to continue such insurance coverage in full force and effect to and including the Closing Date.

                (r) NO DEFAULT. Neither Seller, Sparkman, nor Helbig is in default or breach of any contract or agreement, written or oral, indenture or other instrument or obligation, including, without limitation the agreements assumed by Buyer hereunder, to which it is or they are a party or to which it or they are its property is subject, and to the best knowledge of Seller or Sparkman or Helbig, there exists no state of facts which after notice or lapse of time or both would constitute such a default or breach, and all such contracts, agreements, indentures or other instruments are in good standing and in full force and effect, enforceable in accordance with their respective terms.

                (s) INVENTORY. The inventory reflected on the Seller Financial Statements consists, and the Inventory to be sold to Buyer on the Closing Date will consist, of a quality and quantity usable and salable in the ordinary course of the H&S Remote Control Business and all such inventory is valued at the lower of cost (on a first-in, first-out basis) or net realizable value (which is the estimated selling price less selling and distribution expenses).

                (t) TOOLING, SUPPLIES AND EQUIPMENT. All Tooling, supplies, and equipment are in good operating condition and repair and are fit for their intended purpose. All Tooling, supplies and equipment carried at any net value on the books of Seller or reflected at any net value on its Financial Statements are currently used in its H&S Remote Control Business. Such Tooling, supplies, and equipment constitute all the tangible personal property necessary for the conduct of Seller's H&S Remote Control Business as it is now being conducted.

                (u) CURTAILMENT NOTICES. Seller has not received any notice from any supplier (including utilities) of curtailment or intended curtailment of services or supplies to Seller.

                (v) CUSTOMER RELATIONS. Neither Seller nor Sparkman are aware of any facts or information indicating that any customer intends to cease doing any material amount of business with Seller or to materially alter the amount of any such business.

                (w) ENVIRONMENTAL MATTERS.

                        (i) Seller has obtained all permits, licenses and other
                authorizations which are required with respect to the operation of its business under any Environmental Laws (as hereinafter defined) (such permits, licenses and authorizations being hereinafter referred to as "Environmental Permits"), including all federal, state and local laws relating to pollution or protection of the environment such as laws relating to emissions, discharges, releases or threatened releases of hazardous, toxic or other pollutants, contaminants, chemicals or industrial materials, substances or wastes into the environment, including but not limited to ambient air, surface water, ground water, land surface or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous, toxic or other pollutants, contaminants, chemicals or industrial materials, substances or wastes (which laws, together with all regulations, rules, codes, plans, decrees, judgments, injunctions, notices and demand letters issued, entered, promulgated or approved thereunder being herein referred to as "Environmental Laws"). Schedule 10(w) contains a list of all Environmental Permits which have been obtained by Seller and complete copies of all such Environmental Permits have been supplied to Buyer. Seller is in full compliance with all terms and conditions of all Environmental Permits required under the Environmental Laws, and is also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws. Schedule 10(w) contains a complete list of all notices of whatever form received by any previous owner or operator of the H&S Remote Control Business within the five years preceding the date of this Agreement or by Seller alleging noncompliance with any Environmental Law, and Seller has provided Buyer with complete copies of all such notices.

                        (ii) There is no civil, criminal or administrative
                action, demand, claim, investigation or proceeding pending or threatened against Seller, under or relating in any way to the Environmental Laws, except as identified on Schedule 10(w).

                        (iii) There are no past, present or known or anticipated
                future events, conditions, circumstances, or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws, or which may give rise to any common law or other legal liability, including, but not limited to, liability under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or which otherwise may form the basis of any claim, action, demand, proceeding, notice of violation or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, industrial toxic or hazardous material, substance or waste. Without in any way limiting the foregoing, no release, emission or discharge into the environment of any hazardous substance (as that term is currently defined under CERCLA or any applicable similar state law) has occurred, is currently occurring or, to the extent known or reasonably anticipated, is probable of occurring in the future in connection with the conduct of Seller's H&S Remote Control Business and there is no spill, deposit, or discharge of any hazardous substance (as that term is currently defined under CERCLA or any applicable similar state law) at, on, into, under or having originated from any facility or real property of Seller. The assets of Seller do not include any equipment, machinery, device, or other apparatus that contains polychlorinated biphenyls (the "PCB Equipment") that is now or ever has been leaking; any asbestos that is or reasonably may be anticipated to become in friable condition within the next five years; or any underground tank that contains petroleum products or any toxic or hazardous material, substance or waste, as those terms are defined in the Environmental Laws, which tank has not been determined by Petro Tite test or equivalent method to be free of leaks within the last twelve months. Schedule 10(w) contains a list of all (i) PCB Equipment, whether leaking or not, and indicating which, if any, is now or ever has been leaking, (ii) asbestos, whether in friable condition or not, and (iii) underground tanks, whether tested as described above or not, that are included within the assets of Seller.

                        (x) SUBSIDIARIES. Seller does not have any equity
                interest in any other corporation or in any partnership, joint venture, association or other entity.

                        (y) TRUE AND COMPLETE DISCLOSURES. All information
                furnished by Seller or Sparkman or its or their representatives to Buyer or its representatives in connection with the negotiation of this Agreement is true and complete in all material respects. All of the statements, representations, warranties and agreements made by Seller or Sparkman or Helbig in this Agreement shall be true and correct in all material respects on and as of the Closing and thereafter with the same force and effect as if made by Seller or Sparkman or Helbig at the Closing.

        11. REPRESENTATION AND WARRANTIES OF BUYER. Buyer hereby represents and warrants that, as of the date hereof and as of the Closing Date:

                (a) NO CONFLICT WITH OTHER INSTRUMENTS OR AGREEMENTS. Neither the execution, delivery or performance of this Agreement and all other instruments, agreements and other documents in connection herewith, nor the consummation of the transactions contemplated hereby or thereby will violate, conflict with or result in a breach of or constitute a default under any contract, instrument, article of incorporation, by-law, agreement, indenture or license to which Buyer is a party or by which Buyer is bound or affected, or under any law, judgment, order, decree, rule or regulation to which Buyer is subject. No governmental, public authority or other agency, authorization, approval, order, license, permit, or consent, and no registration, declaration or filing with any governmental public authority or agency is required in connection with the execution, delivery or performance of this Agreement or the other instruments, agreements, or other documents by Buyer or the consummation of the transactions hereby or thereby.

                (b) CORPORATE ORGANIZATION AND AUTHORIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to own and lease its properties and carry on its business in the State of California and otherwise as necessary for the purposes of this Agreement. All necessary corporate action and other proceedings required to be taken by or on behalf of Buyer to authorize Buyer to enter into and consummate this Agreement in accordance with the terms hereof have been duly authorized and properly taken. This Agreement constitutes, and all instruments, agreements and other documents to be delivered in connection herewith, when executed and delivered, will constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their terms.

                (c) TRUE AND COMPLETE DISCLOSURES. All information furnished by Buyer of its representatives to Seller or its representative in connection with the negotiation of this Agreement is true and complete in all material respects. All of the statements, representations, warranties and agreements made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing and thereafter with the same force and effect as if made by Buyer at the Closing.

        12. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The covenants, representations and warranties of the parties contained herein and in any exhibit, schedule or document attached hereto shall be deemed to have been relied upon by the parties hereto, notwithstanding any investigation made by the parties. All covenants, representations and warranties made herein shall not be affected by any examinations or investigations conducted by Buyer or Seller prior to Closing and shall survive the Closing and shall continue in effect after the execution of this Agreement and the consummation of the sale contemplated hereby unless waived in writing.

        13. CONDITIONS OF OBLIGATIONS OF BUYER. The obligations of Buyer, including but not limited to the obligation to close the transaction contemplated hereunder, are, at the option of Buyer, subject to satisfaction of the following conditions on or prior to the Closing, all of which may be waived by Buyer in whole or in part:

                (a) The representations and warranties of Seller, Sparkman, and Helbig contained herein shall be true, correct and complete in all material respects on and as of the Closing Date and Buyer shall have received at the Closing a certificate to that effect, dated the Closing Date and executed by the President of Seller and Sparkman and Helbig; provided that the receipt of such certificate and the closing of the sale herein provided shall not be deemed to be a waiver of any representation or warranty contained in this Agreement, which representations and warranties shall continue in full force and effect for the benefit of the parties as provided in Section 13 hereof.

                (b) Each of Seller, and Sparkman, and Helbig shall have performed and observed, in all material respects, all covenants, agreements, acts, undertakings and conditions of Seller, Sparkman, and Helbig herein to be performed or observed by it on or before the Closing Date.

                (c) Seller, Sparkman, and Helbig shall have delivered to Buyer the documents to be delivered at Closing under Section 7.1 in form satisfactory to counsel for Buyer.

                (d) Seller shall not have suffered any loss from fire, flood, explosion or other casualty which materially and adversely affects the conduct of the H&S Remote Control

        Business, financial condition or, irrespective of insurance, the value of its assets, including, without limitation, the H&S Remote Control Assets.

                (e) No action, suit or proceeding by or before any court, administrative agency or other governmental authority shall have been instituted or threatened which may restrain, prohibit or invalidate any transactions contemplated by this Agreement or which may materially and adversely affect Seller, or Seller's or Sparkman's or Helbig's ability to perform its or their obligations hereunder or the right of Buyer to own, operate or control after the Closing the H&S Remote Control Assets or to engage in the H&S Remote Control Business.

                (f) There shall not have been, in the reasonable judgment of Buyer, any material adverse change in the assets, liabilities, financial condition, business or results of operations of Seller from that reflected in the Financial Statements. Neither Sparkman nor Helbig shall have died or become disabled.

                (g) Buyer shall have obtained, at its expense, inspection reports satisfactory to Buyer concerning all aspects of the H&S Remote Control Business, legal, financial, accounting and corporate condition and property as Buyer deems appropriate.

                (h) The execution, delivery and performance of this Agreement and the other instruments, documents, and agreements contemplated hereby shall have been approved by the Board of Directors of Buyer.

                (i) Buyer shall have obtained such financing as it deems necessary and in such form satisfactory to it for purposes of payment of the Purchase Price.

                (j) Buyer shall have entered into an enforceable agreement to be the exclusive supplier of remote controls to General Instrument Corporation.

        In the event any of the foregoing conditions shall not have been fulfilled on or before Closing, this Agreement may, at the option of Buyer, be declared null and void.

        14. CONDITIONS OF OBLIGATIONS OF SELLER, SPARKMAN and Helbig. The obligations of Seller, Sparkman and Helbig, including but not limited to the obligation to close the transactions contemplated hereunder, are, at the respective options of the Seller, Sparkman, and Helbig subject to the satisfaction of the following conditions on or prior to the Closing all of which may be waived by either Seller, Sparkman, or Helbig in whole or in part:

                (a) The representations and warranties of Buyer contained herein shall be true, correct and complete in all material respects on and as of the Closing Date and Seller, Sparkman and Helbig shall have received at the Closing a certificate to that effect, dated the Closing Date, and executed on behalf of Buyer by its president or chief financial officer.

                (b) Buyer shall have performed and observed, in all material respects, all covenants, agreements and conditions herein to be performed or complied with by Buyer on or before the Closing Date.

                (c) Buyer shall have delivered the documents and funds to be delivered at Closing under Section 7.2 in form reasonably satisfactory to counsel for Seller.

        In the event any of the foregoing conditions shall not have been fulfilled on or before Closing, this Agreement may, at the option of Seller be declared null and void.

        15. THIS SECTION INTENTIONALLY OMITTED.

        16. FURTHER ASSURANCES. Each party hereto shall from time to time at the reasonable request of the other party hereto, whether on or after the Closing, do, make, execute, acknowledge, and deliver all such further acts and instruments of conveyance, assignment, transfer and consent, in form and substance reasonably satisfactory to the requesting party, concerning compliance with the terms and conditions of this Agreement as such requesting party may reasonably require for the more effective performance of their respective obligations hereunder and the completion of the transactions contemplated hereby.

        17. TAXES. The cost of all sales and use and any other transfer taxes, if any, arising out of the transfer and sale of the assets described herein, shall be determined prior to Closing by Seller and Buyer, and shall be paid by Seller. Seller shall at Closing deliver to Buyer a sales tax resale certificate for all applicable states for the properties purchased hereunder which will be resold to customers in the ordinary course of business after Closing.

        18. THIS SECTION INTENTIONALLY OMITTED.

        19. POST CLOSING MATTERS. On the fifth (5th) business day prior to the Closing Date, Seller shall provide to Buyer a complete and accurate list of all creditors of Seller (including those creditors whose claims are disputed) together with the current balance of amounts owed such creditor (including disputed amounts). The amount due creditors, as reflected on the list, shall be held back by Buyer from the Purchase Price until such time as such creditors shall have been paid in full.

        20. CONTINUING OBLIGATIONS. Seller and Buyer agree that any and all confidential financial data, customer lists and data, and any confidential books and records or other materials provided or made available to the other party prior to or after Closing (collectively, "Confidential Information"), which is not otherwise available to the public, shall be held strictly confidential and shall not be provided or made available to any other party than the parties to this Agreement. Confidential Information shall not include (a) information, whether or not a true "trade secret", which at the time concerned is generally known to other persons engaged in business similar to Buyer's or Seller's business, (b) information which was previously known to the party receiving it,
(c) information which was in the public domain at the time such party received it or thereafter entered the public domain through no fault of such party, or (d) information which is required to be disclosed in legal proceedings.

        21. INDEMNIFICATIONS.

        21.1 BY SELLER, SPARKMAN AND HELBIG. Each of Seller, Sparkman and Helbig, jointly and severally, hereby agrees to indemnify Buyer and its successors, assigns and affiliates, and present and future directors, officers, employees, and agents against, and hold them harmless from and against all damages, losses, liens, claims, deficiencies, liabilities, fines, penalties, costs and expenses, including but not limited to reasonable legal fees and costs of litigation (collectively referred to as "Damages") resulting from, caused by or arising out of any of the following:

                (i) The inaccuracy of any statement or representation or the breach of any warranty, covenant, or Agreement of Seller or Sparkman or Helbig made herein, or the failure of Seller or Sparkman or Helbig to perform any covenant or agreement made herein;

                (ii) Any claim against any of the H&S Remote Control Assets or against Buyer by a creditor of Seller arising out of a breach of this Agreement by Seller or Sparkman or Helbig;

                (iii) Any transaction, occurrence or action by Seller or Sparkman or Helbig in connection with the operation of the H&S Remote Control Business by Seller or Sparkman or Helbig prior to the Closing Date;

                (iv) Any claim contained in any pending litigation against Seller or Sparkman or Helbig; and

                (v) Any claim asserted against Buyer by reason of any noncompliance of any applicable bulk sales laws under the provisions of the Uniform Commercial Code or similar law in any jurisdiction.

        21.2 BY BUYER. Buyer hereby agrees to indemnify and hold Seller and its successors, assigns and affiliates, and present and future directors, officers, employees, and agents against, and hold them harmless from and against all Damages resulting from, caused by or arising out of the following:

                (i) The inaccuracy of any statement or representation or the breach of any warranty, covenant, or agreement of Buyer made herein, or the failure of Buyer to perform any covenant or agreement made by it herein;

                (ii) Any transaction, occurrence, action or omission in connection with the operation of the H&S Remote Control Business by Buyer after the Closing Date; and

                (iii) Any claim contained in any pending litigation against Buyer.

        21.3 NOTICE AND PROCEDURES.

                (a) Promptly after any party hereto (hereinafter the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("third person") or the commencement of any action or proceeding by a third person, the Indemnified Party shall, if a claim with respect thereto is to be made against any party obligated to provide indemnification pursuant hereto (hereinafter the "Indemnifying Party"), give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding. Such notice shall state the nature and basis of such claim and, if ascertainable, the amount thereof. In each such case the Indemnified Party agrees to give such notice to the Indemnifying Party promptly; provided, however, that the failure of the Indemnified Party to give such notice shall not excuse the Indemnifying Party's obligation to indemnify except to the extent the Indemnifying Party has suffered damage or prejudice by reason of the Indemnified Party's failure to give or delay in giving such notice. The Indemnified Party shall have the right to compromise or defend such third person claim, at the expense of the Indemnifying Party. After receipt of such notice from the Indemnified Party, the Indemnifying Party shall acknowledge in writing its obligation to indemnify in respect of such third person claim. Provided that the Indemnifying Party shall have so acknowledged its obligation to indemnify in respect of such claim, the Indemnifying Party may, at its expense, have the right to participate in the defense of such third person claim and no such third person claim shall be settled by the Indemnified Party without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. At any time after notice of any third person claim, the Indemnifying Party may request the Indemnified Party to agree in writing to the payment or compromise of the third person claim, whereupon such action shall be taken unless the Indemnified Party determines that the contest should be continued, and so notifies the Indemnifying Party in writing within fifteen (15) days of such request from the Indemnifying Party. In the event that the Indemnified Party determines that the contest should be continued, the Indemnifying Party shall be liable pursuant to this Section 21 with respect to such claim only to the extent of the lesser of (i) the amount which the other party to the contested third person claim had agreed to accept in complete payment or compromise as of the time the Indemnifying Party made its request therefor to the Indemnified Party plus other Damages incurred to such date with respect to such claim, or (ii) such amount for which the Indemnifying Party may be liable with respect to such third person claim by reason of the provisions of this Section 21.

                (b) If an Indemnified Party shall have any claim pursuant to this Section 21, including but not limited to a claim for Damages as the result of the Indemnifying Party's failure to acknowledge its obligation to indemnify, the Indemnified Party shall deliver to the Indemnifying Party written notice explaining the nature and amount of such claim promptly after the Indemnified Party shall know the amount of such claim. The Indemnified Party and Indemnifying Party shall thereafter attempt in good faith for a period of not less than thirty (30) days to agree upon whether the Indemnified Party is entitled to be indemnified and held harmless under this Section 21 and the extent to which it is entitled to be indemnified and held harmless hereunder. If the parties cannot so agree within said period, the Indemnified Party may thereafter commence litigation in a court of competent jurisdiction for a determination of its claim. Upon resolution of any claim pursuant to this Section 21, whether by agreement between the parties or the rendering of a final judgment in any litigation, the Indemnifying Party shall within ten (10) of such resolution pay over and deliver to the Indemnified Party funds in the amount of any claim as resolved, and any fees, including reasonable attorneys' fees, incurred by the Indemnified Party with respect to any such litigation.

        21.4 SET OFF. Notwithstanding anything to the contrary herein, in the event Buyer has a claim for indemnification pursuant to this Section 21, Buyer may set off Damages against any portion of the Purchase Price, if any.

        22. THIS SECTION INTENTIONALLY OMITTED.

        23. EXPENSES. Except to the extent otherwise provided by this Agreement or as specifically authorized in writing by the parties hereto, each party shall pay for its own legal, accounting and other similar expenses incurred in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

        24. NO BROKERAGE COMMISSIONS. Each party represents and warrants that this Agreement is the result of direct negotiations between them and that there are no claims for brokerage commissions or finders fees in connection with the transactions contemplated by this Agreement. Each of the parties agrees to indemnify and hold harmless the other as a result of liability to any broker or finder on the basis of any arrangement or agreement made by or on behalf of such party.

        25. ENTIRE AGREEMENT AND BINDING EFFECT. This Agreement and the exhibits and schedules attached hereto contain the entire agreement between the parties hereto with respect to the transactions contemplated herein, and supersede all prior agreements or understandings between the parties relating to the subject matter hereof. This Agreement, and all questions concerning its construction, validity, and interpretation, and the performance of the obligations imposed by this Agreement, shall be governed, interpreted and enforced according to the internal law, not the law of conflicts, of the State of California. All exhibits, schedules and attachments attached hereto are incorporated herein by this reference.

        26. ASSIGNABILITY. This Agreement shall not be assignable by any of the parties hereto, except that it may be assigned by Buyer to any corporation controlled by, or under direct or indirect common control with, Buyer. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns.

        27. SEVERABILITY. In the event any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired thereby (except if such partial invalidity may frustrate the basic intents and purposes hereof).

        28. TERMINATION. This Agreement may be terminated or abandoned any time prior to the consummation hereof by (a) the mutual consent of the parties hereto; (b) either Buyer or Seller, respectively, if there has been a material misrepresentation or breach on the part of Seller or Buyer, respectively, of any representation, warranty or covenant set forth in or made pursuant to this Agreement; or (c) Buyer or Seller if the Closing has not occurred by October 31, 1998; provided, however, that any termination pursuant to clause (b) above shall not be deemed to be a waiver of any rights and remedies otherwise available under this Agreement, by operation of law or otherwise to the party who so terminates.

        29. WAIVERS AND NOTICES. Any term or condition of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument. No delay or failure on the part of any party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder nor shall operate as a waiver of, or estoppel with respect to, any subsequent or other exercise of any rights hereunder. All notices, waivers, consents, requests, instructions, approvals, and other communications provided for herein shall be in writing and shall be validly given, made or served (a) upon delivery to the address of such party specified below if delivered personally or by courier, or sent by certified or registered mail, return receipt requested, postage prepaid, or (b) upon dispatch if transmitted by telecopy or other means of facsimile, in any case to the parties at the following addresses or facsimile number, as the case may be:

           (a)       If to Seller or Sparkman or Helbig:
                                     Mr. J. C. Sparkman
                                     2530 South Dudley Street
                                     Lakewood, Colorado 80227
                                     Facsimile No. (303) 984-1427
                                     Telephone No.: (303) 980-5497

           (b)       If to Buyer:
                                     Universal Electronics Inc.
                                     6101 Gateway Drive
                                     Cypress, California  90630
                                     Attention:  President
                                     Facsimile No.: (714) 820-1010
                                     Telephone No.: (714) 820-1000

                     With a Required Copy to:      Universal Electronics Inc.

                                                   6101 Gateway Drive
                                                   Cypress, California  90630
                                                   Attention:  General Counsel
                                                   Facsimile No.: (714) 820-1010
                                                   Telephone No.: (714) 820-1000

or to such other address or facsimile number as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

        30. AMENDMENT. This Agreement may be amended, modified, or supplemented only by written agreement of the parties hereto.

        31. REMEDIES CUMULATIVE. All remedies of the parties provided herein shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other remedies available to the parties, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained herein, and every remedy given herein or by law to any party hereto may be exercised from time to time, and as often as shall be deemed expedient, by such party.

        32. SPECIFIC PERFORMANCE. Each of Seller and Sparkman and Helbig acknowledges and agrees that the H&S Remote Control Assets are unique, that damages for any failure of Seller to transfer the H&S Remote Control Assets pursuant to this Agreement would be an inadequate remedy, and that Buyer shall be entitled to enforcement by judgment for specific performance.

        33. HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the interpretation or meaning of this Agreement.

        34. COUNTERPARTS. This Agreement shall be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

        35. NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction will be applied against any party.

        36. AGREEMENT CONFIDENTIAL. Prior to Closing, no public announcement will be made by any party hereto relating to any of the transactions contemplated by this Agreement without the consent of any other party hereto and all parties will use their best efforts to keep such transactions confidential until Closing, except to the extent disclosure is required by law.


                  [SIGNATURES CONTAINED ON THE FOLLOWING PAGE]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

                                       UNIVERSAL ELECTRONICS INC.,
                                       a Delaware corporation


                                       By:
                                          --------------------------------------
                                          Camille Jayne, President

ATTEST:


----------------------------------
Its Secretary

                                       H & S Management Corp.,
                                       a Colorado corporation


                                       By:
                                          --------------------------------------
                                          J.C. Sparkman,
                                                        ------------------------

ATTEST:



----------------------------------
Its Secretary


                                       -----------------------------------------
                                       J.C. Sparkman, Individually



                                       -----------------------------------------
                                       Steven Helbig, Individually

                                   EXHIBIT 1.2
                             PURSUANT TO SECTION 1.2
                                     OF THE
                            ASSET PURCHASE AGREEMENT


                              NON-COMPETE AGREEMENT

        This NON-COMPETE AGREEMENT made this ____ day of August, 1998 by and among H & S [Management Corp.], a Colorado corporation ("H&S"), J. C. Sparkman, a Colorado resident ("Sparkman"), and Steven Helbig, a Colorado resident ("Helbig") (individually, each of H&S, Sparkman and Helbig is referred to herein as a "Covenantee", and collectively, the "Covenantees"), and Universal Electronics Inc., a Delaware corporation ("UEI").

                              W I T N E S S E T H:

        WHEREAS, Covenantees and UEI have entered into a certain Asset Purchase Agreement dated August ___ 1998 ("Purchase Agreement") (unless otherwise defined herein, capitalized terms shall be used herein as defined in the Purchase Agreement) pursuant to which UEI will purchase from H&S the H&S Remote Control Business and the H&S Remote Control Assets; and

        WHEREAS, pursuant to the terms of the Purchase Agreement, UEI has agreed to pay Covenantees a total of $__________ for this Non-Compete Agreement, with such payment allocated among the Covenantees as set forth on the allocation schedule attached to the Purchase Agreement; and

        WHEREAS, it is a condition to the Closing under the Purchase Agreement that this Non-Compete Agreement be entered into by each of the Covenantees and by UEI;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1. NON-COMPETE; NON-SOLICITATION. In consideration of the consideration paid to each of the Covenantees for this Agreement as described above and in the Purchase Agreement, each Covenantee covenants and agrees that, for a period of seven (7) years from the date hereof (the "Non-Compete Period") Covenantee shall not, directly or indirectly, either alone or in partnership or jointly or in conjunction with any person or persons, firm, association, syndicate, company or corporation as principal, agent, employee, director, shareholder or in any other manner whatsoever (i) carry on or be engaged in the H&S Remote Control Business or any other business which is in competition with the H&S Remote Control Business as existing on the date hereof, (ii) solicit business from or transact business with any person, firm or corporation to whom UEI or any

Covenantee has sold products where such solicitation would involve the sale of products competitive with those of the H&S Remote Control Business, or (iii) directly or indirectly solicit for employment, offer employment to, or hire any person (as an employee or consultant), or other engage in business any person or persons who is or or are employed by UEI immediately after the consummation of the transactions contemplated by the Purchase Agreement or during the Non-Compete Period, except with the prior written consent of UEI.

        1.1 EXCEPTIONS TO NON-COMPETE; NON-SOLICITATION. Nothing within Section 1, above shall prohibit any Covenantee from (i) carrying on or being engaged in any type of business, which is not competitive with the H&S Remote Control Business in any area whatsoever, or (ii) being an owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded whose principal business is competitive with the H&S Remote Control Business, so long as Covenantee has no active participation in the business of such corporation.

        2. REMEDIES. Each Covenantee acknowledges that the covenants and agreements which it has made in this Agreement are reasonable and are required for the reasonable protection of UEI's investment in the H&S Remote Control Assets and the H&S Remote Control Business. Each Covenantee agrees that the breach of any covenant or agreement contained herein will result in irreparable injury to UEI, and that in addition to all other remedies provided by law or in equity with respect to the breach by Covenantee of any provision of this Agreement, UEI and its successors and assigns will be entitled to enforce the specific performance by Covenantee of Covenantee's obligations hereunder and to enjoin Covenantee from engaging in any activity in violation hereof, all without the need of posting bond or any other security, and that no claim by Covenantee against UEI or its successors or assigns will constitute a defense or bar to the specific enforcement of such obligations. Each Covenantee agrees that UEI and any successor or assign shall be entitled to recover all costs of successfully enforcing any provision of this Agreement, including reasonable attorneys' fees and costs of litigation (including incurred in connection with any administrative, alternative dispute resolution or appellate proceeding) and any interest. In the event of a breach or a violation by any Covenantee of any of the provisions of this Agreement, the running of the Non-Compete Period, shall be tolled during the period of the continuance of any actual breach or violation.

        3. PARTIAL INVALIDITY. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations and of each of the Covenantees. Should any covenant or provision of this Agreement be determined to be void and unenforceable, in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision or part thereof, and such covenant or provision or part thereof shall be deemed modified to the extent required to permit enforcement. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and the Covenantees hereby agree that such scope may be judicially modified accordingly.

        4. ASSIGNMENT. Each Covenantee agrees that this Agreement may be assigned by UEI to any entity controlled by, or under direct or indirect common control with, UEI and to any person to whom UEI sells its business or assets, and that upon any such assignment, such assignee shall acquire all of UEI's rights under this Agreement, including without limitation the right of assignment set out in this
Section 4.

        5. NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

        6. NOTICE. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given to any party (i) upon delivery to the address of such party specified below if delivered in person or by courier, or if sent by certified or registered mail (return receipt requested), postage prepaid, (ii) upon dispatch if transmitted by telecopy or other means of facsimile, in any case to the parties at the following address(es) or telecopy number(s), as the case may be:

           If to any Covenantees:

                     Mr. J. C. Sparkman
                     2530 South Dudley Street
                     Lakewood, Colorado  80227
                     Facsimile No.: (303) 984-1427
                     Telephone No.: (303) 980-5497

           If to UEI:

                     Universal Electronics Inc.
                     6101 Gateway Drive
                     Cypress, California 90630
                     Attn.:    President
                     Facsimile No.: (714) 820-1010
                     Telephone No.: (714) 820-1000

           With required copies to:

                     Universal Electronics Inc.
                     6101 Gateway Drive
                     Cypress, California 90630
                     Attn.:    General Counsel
                     Facsimile No.: (714) 820-1010
                     Telephone No.: (714) 820-1000

or to such address(es) or telecopy number(s) as any party may designate by written notice in the aforesaid manner.

        7. WAIVER OF BREACH. The waiver by any party hereto of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach.

        8. ENTIRE UNDERSTANDING. This Agreement and the agreements referred to herein constitute the entire understanding and shall not be changed, altered, modified or discharged, except in writing consented to by all parties.

        9. BINDING EFFECT. This Agreement shall be binding upon the administrators, legal representatives, heirs and legatees and the successors and assigns of each Covenantee and UEI.

        10. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of California, without regard to its conflicts of laws provisions.

        11. COUNTERPARTS. This Agreement shall be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

COVENANTEES:                           UEI:

H & S [MANAGEMENT CORP.]               UNIVERSAL ELECTRONICS INC.


By:                                    By:
   -------------------------------        --------------------------------------
Its:                                      Camille Jayne, President & CEO
    -----------------------------


---------------------------------
J. C. SPARKMAN


---------------------------------
STEVEN HELBIG

                                 EXHIBIT 7.1(c)
                           PURSUANT TO SECTION 7.1(c)
                                     OF THE
                            ASSET PURCHASE AGREEMENT


           [FORM OF OPINION OF COUNSEL TO SELLER, SPARKMAN AND HELBIG]


                                August ___, 1998


Universal Electronics Inc.
6101 Gateway Drive
Cypress, California 90630


                Re: Asset Purchase dated August __, 1998 (the "Agreement"), by Universal Electronics Inc. ("Purchaser"), H & S [Management Corp.] ("Seller"), J. C. Sparkman ("Sparkman"), and Steven Helbig ("Helbig")

Gentlemen:

        We are counsel to each of Seller, Sparkman and Helbig in connection with the sale by Seller to Purchaser of H&S Remote Control Assets used or useful in the H&S Remote Control Business. All capitalized terms used herein and not otherwise defined herein, shall have the meanings ascribed to them in the Agreement. We are rendering this opinion pursuant to Section 7.1(c) of the Agreement.

        It is our opinion that:

                1.      (a)     Seller is a corporation duly organized, validly
                                existing, and in good standing under the laws of the State of Colorado; is duly qualified to do business, and is in good standing in those states in which Seller is legally required to be so qualified; has full corporate power and authority to own, lease and operate its business and properties as now owned and conducted; and has full corporate power and authority to execute and deliver the Agreement and all other agreements, documents and instruments to be executed and delivered pursuant thereto and to perform its obligations thereunder.

                        (b) Each of Sparkman and Helbig is a citizen of the State of Colorado; locates his place of residence in the State of Colorado; has the legal capacity to execute and deliver the Agreement and all other agreements, documents and instruments to be executed and delivered pursuant thereto and to perform his obligations thereunder.

        2. The execution and delivery of the Agreement and the other agreements, documents and instruments to be executed and delivered pursuant thereto, and the performance of the transactions provided for therein have been duly authorized and approved by all requisite corporate action on the part of Seller and no other corporate action on the part of Seller is required in connection with the execution and delivery of the Agreement and the other agreements, documents and instruments executed and delivered pursuant thereto and the performance by Seller of its obligations thereunder.

        3. Each of the Agreement and other agreements, documents and instruments which have been executed by Seller, Sparkman, and/or Helbig pursuant thereto, have been duly executed and delivered by Seller, Sparkman, and/or Helbig and constitute legal, valid and binding obligations of and are enforceable against each of Seller, Sparkman, and Helbig in accordance with their terms, except to the extent that the enforcement thereof may be limited by laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or by equitable principals (whether considered to be an action at law or in equity).

        4. Neither the execution and delivery of the Agreement and other agreements, documents and instruments executed and delivered pursuant thereto by Seller, Sparkman, and/or Helbig, nor the consummation of the transactions contemplated thereby will (a) violate the [Articles/Certificate] of Incorporation or By-Laws of Seller, (b) violate, conflict with, or constitute a default under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any of the H&S Remote Control Assets under, any agreement or commitment to which Seller, Sparkman, and/or Helbig are parties or by which either of them or any of the H&S Remote Control Assets may be bound or affected, (c) violate any statute or law or any regulation or rule of governmental authority, or (d) violate any judgment, decree, injunction, writ or order known to us to be applicable to Seller, Sparkman, Helbig, or any of the H&S Remote Control Assets.

        5. Neither Seller, Sparkman nor Helbig is in default on any indebtedness, contract, lease, or commitment to which any of them or any of their assets is a party or bound.

        6. Seller has exclusive, good and marketable title free of licenses, liens, claims, encumbrances, charges, and other exceptions (or claims thereof) of any kind to all of the H&S Remote Control Assets.

        7. Neither Seller, Sparkman nor Helbig are engaged in or a party to any legal action or other proceeding, and there are no legal actions or other proceedings threatened against Seller, Sparkman or Helbig, and none of Sparkman, Helbig, Seller or any current management employee of Seller has incurred or been charged with, and is not under investigation with respect to, any violation of any foreign, federal, state or local law or administrative regulation, any of which if adversely determined could, in the opinion of the undersigned adversely affect or impair the condition (financial or otherwise) of the H&S Remote Control Assets or the H&S Remote Control Business.

        8. No consent of any governmental authority is required for the execution and delivery of the Agreement and the other agreements, documents and instruments executed and delivered pursuant thereto by Seller, Sparkman, and/or Helbig, and the consummation by Seller, Sparkman, and/or Helbig of the transactions contemplated thereby.

        9. All bills of sale, assignments, deeds and other agreements, documents and instruments to be delivered by Seller at the Closing are effective to sell, convey and assign to Purchaser all of Seller's right, title and interest in and to the &S Remote Control Assets free and clear of all licenses, liens, encumbrances, charges, and other exceptions (or claims thereof).

        10. Seller has all necessary authorizations, approvals, licenses, permits, and orders of and from all governmental and regulatory offices and bodies to carry on its business as now being conducted, to own or hold under lease the property and assets it owns and holds under lease, and to perform the obligations under the agreements to which it is a party, and no proceeding is pending or threatened which seeks to revoke, limit or suspend any such authorization, approval, license, permit or order. To the best of our knowledge, Seller is in compliance with all applicable laws, contractual or legal restrictions, regulations and administrative and executive orders of any country, state or municipality or of any subdivisions thereof to which Seller's business and employment of labor or use or occupancy of properties or any part thereof are subject, and Seller has not received notice of any violation thereto and the laws of those states in which Seller is legally required to be qualified to transact business.



                                       Sincerely,

                                       [INSERT NAME OF LAW FIRM]



                                       By:
                                          --------------------------------------

                                 SCHEDULE 1.1(a)
                           PURSUANT TO SECTION 1.1(a)
                                     OF THE
                            ASSET PURCHASE AGREEMENT


NON H&S REMOTE CONTROL ASSETS

All assets not specifically identified within the Asset Purchase Agreement

                                 SCHEDULE 10(a)
                            PURSUANT TO SECTION 10(a)
                                     OF THE
                            ASSET PURCHASE AGREEMENT


STATES WHERE SELLER IS QUALIFIED
--------------------------------

        Colorado

                                 SCHEDULE 10(d)
                            PURSUANT TO SECTION 10(d)
                                     OF THE
                            ASSET PURCHASE AGREEMENT


SELLER FINANCIAL STATEMENTS
---------------------------

        None Provided

                                 SCHEDULE 10(e)
                            PURSUANT TO SECTION 10(e)
                                     OF THE
                            ASSET PURCHASE AGREEMENT


LIST OF LITIGATION, CLAIMS AND CONTINGENT LIABILITIES
-----------------------------------------------------

        None

                                 SCHEDULE 10(w)
                            PURSUANT TO SECTION 10(w)
                                     OF THE
                            ASSET PURCHASE AGREEMENT


LIST OF ENVIRONMENTAL PERMITS/NOTICES/CLAIMS
--------------------------------------------

        None

                                  SCHEDULE 1(a)
                            PURSUANT TO SECTION 1(a)
                                     OF THE
                            ASSET PURCHASE AGREEMENT


INVENTORY
---------

NONE

                                  SCHEDULE 1(b)
                            PURSUANT TO SECTION 1(b)
                                     OF THE
                            ASSET PURCHASE AGREEMENT


ORDERS/WORK IN PROCESS
----------------------

NONE

                                  SCHEDULE 1(c)
                            PURSUANT TO SECTION 1(c)
                                     OF THE
                            ASSET PURCHASE AGREEMENT


TOOLING
-------

NONE

                                  SCHEDULE 1(d)
                            PURSUANT TO SECTION 1(d)
                                     OF THE
                            ASSET PURCHASE AGREEMENT


EQUIPMENT
---------

NONE

                                  SCHEDULE 1(g)
                            PURSUANT TO SECTION 1(g)
                                     OF THE
                            ASSET PURCHASE AGREEMENT


CONTRACT RIGHTS
---------------

1. Agreement between from GI Communications Division of General Instrument Corporation of Delaware dated July 1, 1996 and amended on February 23, 1998 whenerby such amendment assigned the agreement to H & S Management Corp.

                                  SCHEDULE 9.3
                             PURSUANT TO SECTION 9.3
                                     OF THE
                            ASSET PURCHASE AGREEMENT


INSURANCE COVERAGE AND POLICIES
-------------------------------

        [List to be provided by Seller]

                                   SCHEDULE 8
                              PURSUANT TO SECTION 8
                                     OF THE
                            ASSET PURCHASE AGREEMENT


PURCHASE PRICE ALLOCATION
-------------------------
1.  To H & S Management Corp.
           Inventory; Orders/Work in Process;
           Tooling; Equipment; Artwork;
           Supplies; Contract; Rights;
           Licenses and Permits; Records; and
           Intangible/Goodwill                                $2,273,689.13
           Non-Compete                                            50,000.00
                                                              -------------
           Total                                              $2,323,689.13
                                                              =============


2.  To J. C. Sparkman
           Non-Compete                                        $   25,000.00
                                                              =============


3.  To Steven Helbig
           Non-Compete                                        $   25,000.00
                                                              =============


Aggregate Total                                               $2,373,689.13
                                                              =============

                                  SCHEDULE 9.3
                             PURSUANT TO SECTION 9.3
                                     OF THE
                            ASSET PURCHASE AGREEMENT


INSURANCE COVERAGE AND POLICIES
-------------------------------

        [List to be provided by Seller]